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                                                                    EXHIBIT 3.85
                                                                    ------------

                           ARTICLES OF INCORPORATION
                                       OF
                          AMERICAN LANDFILL SUPPLY CO.

     The undersigned, for purposes of forming a corporation for profit in accordance with Iowa Business Corporation Act, Title 19 of the Iowa Code does hereby state:

                                   ARTICLE I

     NAME.  The name of the corporation shall be "American Landfill Supply Co."
     ----

                                   ARTICLE II

     INITIAL REGISTERED OFFICE AND AGENT.  The place in Iowa where the initial
     -----------------------------------
registered office of the corporation is to be located shall be 204 West 2nd Street in the City of Montpelier, and County of Muscatine. The name of the corporation's initial registered agent shall be Steve Ingwersen.

                                  ARTICLE III

     PURPOSE.  The purpose for which the corporation is formed shall be:
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          The corporation shall have unlimited power to engage in, and to do any lawful act concerning, any or all lawful businesses for which corporations may be organized under the Iowa Business Corporation Act.

                                   ARTICLE IV

     CAPITAL STOCK.  The number of shares of capital which the corporation is
     -------------
authorized to have outstanding is 1,000 shares, all of which shall be common shares without par value.

                                   ARTICLE V

     CERTAIN TRANSACTIONS.  No person shall be disqualified from being a
     --------------------
director of the corporation because he or she is or may be a party to, and no director of the corporation shall be disqualified from entering into, any contract or other transaction to which the corporation is or may be a party. No contract or any other transaction to which the corporation is or may be a party shall be void or voidable for reason that any director or officer or other agent of the corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer or other agent of the corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the board of directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum, or (b) if the contract or
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transaction (i) is not less favorable to the corporation than an arm's length contract or transaction in which no director or officer or other agent of the corporation has any interest or (ii) is otherwise fair to the corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the board of directors or any committee thereof which authorizes the contract or transaction.

                                   ARTICLE VI

     AUTHORITY TO REPURCHASE CAPITAL STOCK.  The corporation by its board of
     -------------------------------------
directors is authorized, except to the extent prohibited by law, to repurchase, redeem or otherwise acquire, from time to time at any time, shares of any class of capital stock issued by it.

                                  ARTICLE VII

     DURATION.  The period of duration of the corporation shall be perpetual.
     --------

                                  ARTICLE VIII

     DIRECTORS.  The board of directors shall consist of not fewer than three
     ---------
nor more than fifteen directors, except that if all outstanding shares of all classes of capital stock of the corporation are held of record by fewer than three persons, the number of directors may be fewer than three but not fewer than the number of record shareholders.

     The following persons are to serve as directors of the corporation until the first annual meeting of the shareholders or until a successor is duly elected or qualified:

Kent Lingafelter, 7550 Lucerne Drive, Suite No. 110, Middleburg Heights, OH 44130 Steve Ingwersen, 204 West 2nd Street, Montplier, Iowa 52759

                                   ARTICLE IX

     INCORPORATOR.  The name and address of the Incorporator of the Corporation
     ------------
shall be: SSA, INC., 1940 East Sixth Street, 800 Baker Building, Cleveland, Ohio 44114-2239.

                                   ARTICLE X

     INDEMNIFICATION OF DIRECTORS.  The corporation shall indemnify any person
     ----------------------------
made a party to any proceeding by reason of the fact that the person is or was a director if:

     (a.) The person acted in good faith; and

     (b.) The person reasonably believed:

          (1) In the case of conduct in the person's official capacity with the corporation, that the conduct was in its best interests; and

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          (2) In all other cases, that the person's conduct was at least not opposed to its best interests; and

     (c.) In the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful.

     (d.) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses, actually incurred by the person in connection with the proceeding; except that if the proceeding was by or in the right of the corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the requisite standard of conduct set forth in this Articles X.

     (e.) A director shall not be indemnified under subsection (b)(2) of this
Article X in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director shall have been adjudged to be liable on the basis that personal benefit was improperly received by the director.

     (f.) A director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this Article X shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding; and

     (g.) No indemnification under subsection (b) of this Article X shall be made by the corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in said subsection (b). Such determination shall be made:

          (1) By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or

          (2) By special legal counsel, selected by the board of directors by vote as set forth in subsection (g) (1) of this Article X or, if the requisite quorum of the full board cannot be obtained therefor, by a majority vote of the full board, in which selection directors who are parties may participate; or

          (3)  By the shareholders.

     (h.) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in a manner specified in subsection (g)(2) of this Article X for the selection of such counsel. Shares held by directors who are parties to the proceeding shall not be voted on the subject matter.

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     (i.) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such proceeding upon receipt by the corporation of:

          (1) A written affirmation by the director of the director's good faith belief that the director has met the standard of conduct necessary for indemnification by the corporation as authorized in this section, and

          (2) A written undertaking by or on behalf of the director to repay such amount if it shall ultimately be determined that the director has not met such standard of conduct, and after determination that the facts then known to those making the determination would preclude indemnification under this section. The undertaking required by this paragraph shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under this subsection (i) shall be made in the manner specified in subsection (h).

     (j.) Except as limited in subsection (b) with respect to proceedings by or in the right of the corporation, the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article X are not exclusive of any other rights to which those seeking indemnification or advancement of expenses are entitled under a provision in the bylaws, agreements, vote of shareholders or disinterested directors, or otherwise, as to action in a person's official capacity and as to action in another capacity while holding the office. However, indemnification shall not be provided to a director for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derives an improper personal benefit.

     (k.) The intent of this Article X is to provide for the indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of Iowa. To the extent that such laws or any successor laws may be amended or supplemented from time to time, this Article X shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

                                   ARTICLE XI

     PERSONAL LIABILITY OF DIRECTORS.  The corporation eliminates the personal
     -------------------------------
liability of each member of its board of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty a director, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Iowa Code or (iv) for any transaction from which such director derived an improper personal benefit.

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                                        SSA, INC.

                                        By: /s/ Todd G. Jackson
                                            ------------------------------
                                            Todd G. Jackson
                                            Vice President

     SWORN TO AND SUBSCRIBED in the presence of a Notary Public this 20th day of October, 1989.

                                            ------------------------------
                                                     Notary Public

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